LecTec Corporation
5610 Lincoln Drive
Edina, Minnesota 55436

Contact: Bill Johnson, Controller (952-933-2291 X24)

LecTec Corporation Reschedules Shareholders Meeting to June 19, 2008

April 8, 2008 - - Edina, MN - LecTec Corporation (OTCBB: LECT) announced today that its shareholders meeting, which was originally scheduled to be held on April 25, 2008, is being rescheduled and will now occur on Thursday, June 19, 2008. The delay in holding the meeting was attributed primarily to delays encountered in getting LecTec’s Annual Report on Form 10-KSB for the year ended December 31, 2007, filed with the SEC. In addition, the Board of Directors of the Company concluded, in consultation with its advisors, that delaying the meeting by a few weeks would allow the Company to make significant additional progress in its assessment of its patent portfolio and strategy which could impact presentations at the meeting.

As previously disclosed in filings with the SEC, the filing of LecTec’s Annual Report on Form 10-KSB for the year ended December 31, 2007 has been delayed due to the unexpected illness and related work constraints of the Company’s sole employee who was not able to timely prepare the Company’s Annual Report. LecTec expects to file the Annual Report, which under SEC rules must precede the mailing of the Proxy Statement for the meeting, no later than April 15, 2008.

The Company will hold its rescheduled shareholders meeting on Thursday June 19, 2008 at 3:00 pm Central Daylight Time at the Hilton Garden Inn Eden Prairie Hotel, 6330 Point Chase, Eden Prairie, Minnesota 55344. A Proxy Statement for the meeting and a copy of the Company’s Annual Report on Form 10-KSB will be mailed to shareholders of record as of April 28, 2008 in May 2008.

About LecTec Corporation

LecTec Corporation is an intellectual property licensing and holding company. The Company's primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.

This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc. (“Novartis”), which recently began selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the success or failure of any attempt by the Company to protect or enforce its patents and territories of coverage, the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Cautionary Statements” filed as Exhibit 99.01 to our Form 10-KSB for the year ended December 31, 2006.